Exhibit 99.1

For Immediate Release	Contact: Andrew Sutor
November 14, 2016	Senior Vice President, Entercom
(610) 660-5655
asutor@entercom.com

Entercom Announces CFO Steve Fisher Stepping Down in 2017

Bala Cynwyd, PA - Entercom Communications Corp. (NYSE: ETM) today announced that Steve Fisher will be stepping down as Executive Vice President and Chief Financial Officer of the Company effective February 28, 2017. Thereafter, Mr. Fisher will provide consultative services to the Company. Mr. Fisher, age 64, has served as the Company’s Executive Vice President and Chief Financial Officer since 1998.

The Company has retained Spencer Stuart, an executive search firm, to help identify a successor.

David J. Field, Entercom’s President and Chief Executive Officer commented: “Steve has been an outstanding leader at Entercom, playing a major role in our success over the 18 years he has been with the Company. He has been involved in many aspects of our growth and development and made a meaningful impact on our operational efficiency and effectiveness. I have greatly valued his strategic insights and his financial and business acumen. We have been extremely fortunate to have him on our team for so many years and are grateful to him for all of his outstanding contributions to the Company.”

Mr. Fisher commented: “After 18 years, the time felt right to move on. Entercom is a great company with a superb team and an exceptionally strong balance sheet that leads the industry. I am proud to have been a part of this winning team over the years.”

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is the fourth-largest radio broadcasting company in the U.S., reaching and engaging more than 40 million people a week through its 124 highly rated stations in 27 top markets across the country. Entercom is a purpose-driven company, deeply committed to entertaining and informing its listeners with the best locally curated music, news, sports, and talk content, driven by compelling local personalities. Entercom delivers superior ROI by connecting its customers and audiences through its leading local brands and unparalleled local marketing solutions, which include over 4,000 events each year, and its SmartReach Digital product suite. Learn more about Philadelphia-based Entercom at www.Entercom.com, Facebook and Twitter (@Entercom).